Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (File Nos. 333-180316 and 333-168394) and Form S-8 (File Nos. 333-184849, 333-114978 and 333-42266) of Unitil Corporation and subsidiaries of our report dated January 29, 2014, relating to our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and internal control over financial reporting as of December 31, 2013, included in this Annual Report on Form 10-K of Unitil Corporation and subsidiaries for the year ended December 31, 2013.

/s/ McGladrey LLP

Boston, Massachusetts

January 29, 2014